Exhibit 5.1

BGA Law (Cayman) Limited

c/o 3-212 Governors Square

23 Lime Tree Bay Avenue

P.O. Box 30746

Seven Mile Beach

Grand Cayman KY1-1203

Cayman Islands

www.bga.law

29 June 2026	Our Ref: SUCKOO– CLI0038724

Metalpha Technology Holding Limited

4th Floor, Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

Dear Sir or Madam

Metalpha Technology Holding Limited (the Company)

We have acted as counsel as to Cayman Islands law to the Company in connection with the Registration Statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), filed with the U.S. Securities and Exchange Commission (the Commission) pursuant to the U.S. Securities Act of 1933 (as amended) (the Securities Act), relating to the offer and resale from time to time of up to 15,453,364 shares in the capital of the Company of par value US$0.0001 each (the Ordinary Shares) , which consist of (i) 3,908,700 Ordinary Shares issued pursuant to those certain Subscription Agreements dated as of 30 October 2025 (the Subscription Agreements) by and between the Company and investors party thereto, (ii) 6,924,664 Ordinary Shares previously issued to certain holders pursuant to the Company’s equity incentive plans, cashless exercises of warrants, management entry options and other prior issuances, as further described herein, and (iii) 4,620,000 Ordinary Shares issuable upon exercise of warrants previously issued by the Company to certain holders (the Warrants), as further described herein.

We are furnishing this opinion and consent as Exhibits 5.1 and 8.1 to the Registration Statement.

We based our opinion on the Companies Act (as amended) of the Cayman Islands (the Companies Act) currently in force. For the purpose of this opinion, we have examined the documents listed in Schedule 1.

We have relied on the assumptions set out in Schedule 2, which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, we give the following opinions under the laws of the Cayman Islands:

1.	The Company is an exempted company duly incorporated with limited liability, validly existing, and in good standing under the laws of the Cayman Islands.

2.	The issue and allotment of Ordinary Shares (including the issue of Ordinary Shares upon exercise of the Warrant in accordance with the Warrant Document (as defined in Schedule 1)) and the Warrant pursuant to the Registration Statement have been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement, Warrants and the Memorandum and Articles (as defined in Schedule 1) and when appropriate entries have been made in the register of members of the Company, the Ordinary Shares (including the issue of Ordinary Shares upon exercise of the Warrant in accordance with the Warrant Document) will be validly issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is strictly limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the documents listed in Schedule 1, and express no opinion or observation upon the terms of any such document.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ BGA Law (Cayman) Limited

BGA Law (Cayman) Limited

Schedule 1

Documents Examined

1.	A copy of the certificate of incorporation of the Company dated 19 June 2015.

2.	A copy of the certificate of incorporation on change of name of the Company dated 25 November 2022.

3.	Copies of the third amended and restated memorandum and articles of association adopted by special resolutions dated 31 March 2025. (the Memorandum and Articles).

4.	A copy of the register of directors of the Company provided by the Company to us on 20 May 2026.

5.	A copy of the certificate of good standing dated 15 May 2026 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the Registrar).

6.	copies of executed written resolutions of the board of directors of the Company dated 15 April 2022, 27 May 2022 and 30 October 2025, and dated 29 Jun 2026 (together the Resolutions).

(the above as Company Records).

7.	A copy of the certificate as to certain matters of fact signed by a director of the Company dated 26 Jun 2026 in the form annexed hereto (the Director’s Certificate).

8.	The Registration Statement.

9.	Copies of the following (the Documents) provided by the Company to us:

(a)	Consulting and Warrant Issuance Agreement dated 27 October 2021 by and among the Company and Xianqun Hu, Ying Cai, Jiarui Li and Ailing Zhang;

(b)	Warrants as listed out in Schedule 4 of this Opinion issued by the Company on 30 June 2022 (the Warrant Document);

(c)	Securities Subscription and Warrant Purchase Agreement dated 30 June 2022 among the Company and Hu Jing, Zhou Yingjun, Zhang Ailing, Wang Bingzhong, Hu Xianqun, Ni Ming, Hermitage Management Limited, Li Jiarui, Cai Ying, Yan Lin, Khor Sek Yee and Liu Limin;

(d)	Share Donation and Transfer Agreement dated 13 March 2026 between Hu Xianqun and MetaSphere Limited; and

(e)	Subscription Agreements dated 30 October 2025 between the Company and the Avenir Tech Limited and Gortune International Investment Limited Partnership, respectively.

Schedule 2

Assumptions

1.	All original documents examined in connection with this opinion are authentic. All signatures, initials and seals are genuine and are those of the persons authorised or granted power to sign and/or execute such documents. Copies of documents, conformed copies or drafts of documents provided to us are true, correct and complete copies of, or in the final forms of, the originals, and the final drafts or executed copies conform in every material respect to the latest drafts of the same produced to us.

2.	There are no other resolutions, agreements, documents or arrangements otherwise than what we have examined as listed in Schedule 1 that would affect, amend or vary the transactions envisaged by the Registration Statement or affect our opinion in any way.

3.	No monies paid to or for the account of the Ordinary Shares represent or will represent proceeds of criminal conduct or criminal property (as defined in the Proceeds of Crime Act (as amended) or terrorist property (as defined in the Terrorism Act (as amended).

4.	No matters under any law (other than the laws of the Cayman Islands) would or might affect the opinions set out above. Specifically, we have made no independent investigation of such laws.

5.	The information contained in the Director’s Certificate is accurate, correct and complete as at the date of this opinion which cannot be separately and independently investigated or verified by us.

6.	At the time of the issuance of any Ordinary Shares,

(a)	the laws of the Cayman Islands (including the Companies Act) will not have changed in such a way as to materially impact the issuance;

(b)	the Company will not have been struck off or placed in liquidation;

(c)	the issue price for the Ordinary Shares will not be less than the par value of such ordinary shares; and

(d)	the provisions of the Memorandum and Articles relating to the issuance will not have been altered, amended or restated.

7.	Upon the issuance of the Ordinary Shares, the Company will receive consideration for the full issue price no less than the par value thereof.

8.	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us.

9.	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants or the Ordinary Shares.

Schedule 3

Qualifications

1.	To maintain the Company in good standing with the Registrar under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar within the timeframe prescribed by the Companies Act.

2.	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third-party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error). As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re- examination by a Cayman Islands court.

3.	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contribution to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance, in which a court may be prepared to pierce or lift the corporate veil).

4.	A restrictions notice may be issued by the corporate services provider of the Company in the event of the Company’s failure to disclose beneficial ownership information as required by the Companies Act. Upon issuance of such notice, in respect of the interests affected and amongst others, any transfer or agreement to transfer such interest may be void and the rights attached thereto may not be exercisable.

5.	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

6.	We express no view as to the commercial terms of the Registration Statement and Warrants or whether such terms represent the intentions of the parties and make no comment with regard to the warranties or representations that may be made by the Company.

7.	We have not made any enquiry and express no opinion as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (as amended).

8.	We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any document that relies upon numerical computation.

9.	We express no opinion on the enforceability and due authorisation of the Documents.

Schedule 4

List of Warrants

Date of Warrant	Name of Warrant Holder	Number of Shares to be issued upon exercising the Warrant
	Bingzhong Wang	1,200,000
	Yingjun Zhou	440,000
	Liu Limin	240,000
	Hu Jing	400,000
30 June 2022	Cai Ying	200,000
	Li Jiarui	200,000
	Khor Sek Yee	140,000
	Zhang Ailing	300,000
	Yan Lin	100,000